EXHIBIT 10.1
Long Term Revolving Note

Note Date:	April 16, 2007	$10,000,000.00
Maturity Date:	April 16, 2012
FOR VALUE RECEIVED, RED TRAIL ENERGY, LLC, a North Dakota limited liability company (“BORROWER”) promises to pay to the order of First National Bank of Omaha (“BANK”), at its principal office or such other address as BANK or holder may designate from time to time, the principal sum of Ten Million and 00/100 Dollars ($10,000,000.00), or the amount shown on the BANK’s records to be outstanding, plus interest (calculated on the basis of actual days elapsed in a 360-day year) accruing each day on the unpaid principal balance at the annual interest rates defined below. Absent manifest error, the BANK’S records shall be conclusive evidence of the principal and accrued interest owing hereunder.
This promissory note is executed pursuant to a Construction Loan Agreement between BORROWER and BANK dated as of December 16, 2005, (the Construction Loan Agreement, together with all amendments thereto is called the “AGREEMENT”). All capitalized terms not otherwise defined in this note shall have the meanings provided in the AGREEMENT.
INTEREST ACCRUAL. Interest on the principal amount outstanding shall accrue based on a one month LIBOR RATE plus three hundred forty (340) basis points from time to time until maturity, and at the LIBOR RATE plus six hundred (600) basis points in excess of said aggregate interest rate from time to time after maturity, whether by acceleration or otherwise. Interest shall be calculated on the basis of a 360-day year, counting the actual number of days elapsed.
REVOLVING FEATURE. The BORROWER may reborrow, on a revolving basis, that principal amount repaid on this promissory note which remains at a variable interest rate. BORROWER will pay BANK an unused commitment fee of three-tenths of one percent (3/10%) assessed quarterly in arrears against the unused portion of the note amount. Pursuant to this revolving loan feature the BANK will lend the BORROWER, from time to time until maturity of this note such sums as the BORROWER may request by reasonable same day notice to the BANK, received by the BANK not later than 11:00 A.M. Omaha time, but which shall not exceed in the aggregate principal amount at any one time outstanding, $10,000,000.00. The BORROWER may borrow, repay and reborrow hereunder, from the date of this AGREEMENT until the maturity of this note, said amount or any lesser sum which is $10,000.00 or an integral multiple thereof.
INCENTIVE PRICING. The interest rate applicable to this promissory note is subject to reduction after a date six months subsequent to CONSTRUCTION COMPLETION DATE, based on the business results of BORROWER. In the event that BORROWER maintains the following ratios, measured monthly, the interest rates will be reduced accordingly:

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If INDEBTEDNESS to NET WORTH
is less than:	Interest will be:
1.15: 1.00	LIBOR RATE plus 325 basis points
1.00: 1.00	LIBOR RATE plus 300 basis points
.75 : 1.00	LIBOR RATE plus 275 basis points
REPAYMENT TERMS. Interest and principal shall be paid as set forth in the AGREEMENT, Any remaining principal balance, plus any accrued but unpaid interest, shall be fully due and payable on April 16, 2012; if not sooner paid.
PREPAYMENT. The BORROWER may prepay this promissory note in full or in part at any time. Provided, however, a condition of any prepayment of all of the FIXED RATE NOTE, VARIABLE RATE NOTE, and LONG TERM REVOLVING NOTE is that certain fees shall be paid to BANK. If such complete prepayment occurs within the first three years following COMPLETION DATE, a fee of one (1%) percent of the amount prepaid shall be paid to BANK. Any prepayment may be applied in inverse order of maturity or as the BANK in its sole. discretion may deem appropriate. Such prepayment shall not excuse the BORROWER from making subsequent payments each quarter until the indebtedness is paid in full. No payment of EXCESS CASH FLOW shall be the cause of a payment to BANK for interest rate breakage fees or otherwise result in any prepayment fee.
ADDITIONAL TERMS AND CONDITIONS. The AGREEMENT, and any amendments or substitutions, contains additional terms and conditions, including default and acceleration provisions, which are incorporated into this promissory note by reference. The BORROWER agrees to pay all costs of collection, including reasonable attorneys fees and legal expenses incurred by the BANK if this promissory note is not paid as provided above. This promissory note shall be governed by the substantive laws of the State of Nebraska.
WAIVER OF PRESENTMENT AND NOTICE OF DISHONOR. BORROWER and any other person who signs, guarantees or endorses this promissory note, to the extent allowed by law, hereby waives presentment, demand for payment, notice of dishonor, protest, and any notice relating to the acceleration of the maturity of this promissory note.

RED TRAIL ENERGY, LLC
By:	/s/William A. Price
	Name:	William A. Price
	Title:	Vice President

And
By:	/s/Ambrose R. Hoff
	Name:	Ambrose R. Hoff
	Title:	Chairman

STATE OF NORTH DAKOTA COUNTY OF STARK	) ) )	ss.
      On this 11th day of April, 2007, before me, the undersigned, a Notary Public, personally appeared William Price, Vice President of Red Trail Energy, LLC, on behalf of said entity, who executed the foregoing instrument, and acknowledged that he executed the same as his voluntary act and deed and that of the Company.

/s/ Deell Hoff
Notary Public
Oct. 21, 20011	Deell Hoff Notary Public State of North Dakota My Commission Expires

STATE OF NORTH DAKOTA COUNTY OF STARK	) ) )	ss.
      On this 11th day of April, 2007, before me, the undersigned, a Notary Public, personally appeared Ambrose Hoff, President of Red Trail Energy, LLC, on behalf of said entity, who executed the foregoing instrument, and acknowledged that he executed the same as his voluntary act and deed and that of the Company.

/s/ Deell Hoff
Notary Public
Oct. 21, 20011	Deell Hoff Notary Public State of North Dakota My Commission Expires

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